Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Aquarius II Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To be Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units)	Other	690,000	$10.00	$6,900,000.00	0.00011020	$760.38
Fees Previously Paid	Equity	Units, each consisting of one Ordinary Share, par value $0.0001 per share, one Redeemable Warrant, and one Right to acquire one-fifth of an Ordinary Share (1)	Other	6,900,000	$10.00	$69,000,000.00	0.0000927	$6,396.30
	Equity	Ordinary Shares included as part of the Units(2)	457(g)	6,900,000	—	—	—	—
	Other	Redeemable Warrants included as part of the Units(2)	457(g)	6,900,000	—	—	—	—
	Other	Rights included as part of the Units	457(g)	6,900,000	—	—	—	—
	Equity	Ordinary Shares underlying Warrants included as part of the Units	Other	6,900,000	$11.50	$79,350,000.00	0.0000927	$7,355.75
	Equity	Ordinary Shares underlying the Rights included as part of the Units	Other	690,000	$10.00	$6,900,000.00	0.0000927	$639.63
	Equity	Representative’s Ordinary Shares	Other	51,750	$10.00	$517,500.00	0.0000927	$47.98
	Total Offering Amounts					$162,667,500.00		$15,200.04	(3)
	Total Fees Previously Paid							$14,439.66
	Net Fee Due							$760.38

(1)	Includes (i) Units, (ii) Ordinary Shares, Redeemable Warrants and Rights underlying such Units; and (iii) Ordinary Shares underlying the Rights included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(3)	$14,439.66 of the registration fee was calculated based on the previous filing fee rate, 0.000923, previously issued by the Securities and Exchange Commission effective until September 30, 2022, and $760.38 of the registration fee was calculated based on the updated filing fee rate, 0.00011020, issued by the Securities and Exchange Commission effective from October 1, 2022.